Exhibit 3.3

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Canadian Western Bank (“CWB”)
10303 Jasper Avenue NW, Suite 3000
Edmonton, Alberta T5J 3X6

Canada

2.	Date of Material Change

June 11, 2024

3.	News Release

On June 11, 2024, CWB issued a news release with respect to the Transaction (as defined below) via Global News Wire (www.globenewswire.com).

4.	Summary of Material Change

On June 11, 2024, CWB announced that it had entered into a definitive agreement (the “Agreement”) with National Bank of Canada (“National Bank”) pursuant to which National Bank will acquire all of the issued and outstanding common shares of CWB (the “CWB Shares”) by way of share exchange (the “Transaction”).

5.	Full Description of Material Change

The following is a description of the material terms of the Agreement. The description is a summary only, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the provisions of the Agreement, a copy of which has been filed with the Canadian securities regulatory authorities on CWB’s SEDAR+ profile at www.sedarplus.ca. Investors should read the full text of the Agreement.

On June 11, 2024, CWB announced that it had entered into the Agreement. Pursuant to the Agreement, following receipt of all necessary CWB shareholder and regulatory approvals, National Bank will, subject to the terms and conditions set forth in the Agreement, acquire all issued and outstanding CWB Shares, other than those held by National Bank and its subsidiaries, as follows:

(i)	CWB will amend its by-laws (the “By-Law Amendment”) to provide that (a) at the effective time of the Transaction, a new class of exchangeable shares (the “Exchangeable Shares”) will be created, (b) upon the creation of the class of Exchangeable Shares, each outstanding CWB Share (other than those owned by National Bank and its subsidiaries) will be changed into one Exchangeable Share, and (c) immediately following (b) above, each Exchangeable Share (other than those held by dissenting shareholders) will be transferred automatically to National Bank for 0.45 (the “Exchange Ratio”) of a common share of National Bank (“National Bank Shares”); and

(ii)	following (c) above, National Bank will convert the Exchangeable Shares acquired by it into CWB Shares on a one-for-one basis.

The Transaction is subject to approval of at least two-thirds of the votes cast by holders of CWB Shares (“Shareholders”) at a special meeting of shareholders expected to be held in September 2024 to approve the By-Law Amendment (the “Meeting”). The Agreement contains customary non-solicitation covenants on the part of CWB, subject to customary “fiduciary out” provisions, as well as “right to match” provisions in favor of National Bank. A termination fee equivalent to 4% of the CWB equity value under the Transaction would be payable by CWB to National Bank in certain circumstances, including in the context of a superior proposal supported by CWB’s board of directors. A reverse termination fee equivalent to 4% of the CWB equity value under the Transaction would be payable by National Bank to CWB in certain circumstances including where key regulatory approvals are not obtained prior to the Outside Date (as defined below) under the Agreement.

The Agreement provides that CWB’s and National Bank’s obligations to complete the Transaction are subject to the fulfillment of a number of customary conditions, each of which may be waived by the party to whom such condition applies, including as to the accuracy of representations and warranties and the performance of covenants; approval by at least two-thirds of the votes cast by Shareholders voting in person or represented by proxy at the Meeting; receipt of certain key regulatory approvals, including the approvals of the Minister of Finance (Canada), the Competition Bureau, the Office of the Superintendent of Financial Institutions and the relevant Canadian securities regulatory authorities; receipt of the approval of the Toronto Stock Exchange for the listing of the National Bank Shares to be issued to holders of Exchangeable Shares upon closing of the Transaction; that no material adverse effect has occurred in respect of CWB or National Bank; that the aggregate number of CWB Shares held by shareholders who have properly exercised and not withdrawn dissent rights shall not exceed 10% of the outstanding CWB Shares; and that no law is in effect that makes the consummation of the Transaction illegal or otherwise prohibits or enjoins CWB or National Bank from consummating the Transaction.

The Transaction is expected to close by December 31, 2025, subject to approval by Shareholders and receipt of required regulatory approvals, each as described above. Pursuant to the terms of the Agreement, the Transaction must be completed on or prior to the date which is nine months after the date of the Agreement, which is the “Outside Date” under the Agreement; provided that such Outside Date may be extended (i) by up to three extension periods, each of up to a maximum of 90 days (but by at least ten days or an integral multiple thereof, as specified by the postponing party), subject to the terms of the Agreement, or (ii) as the parties to the Agreement may otherwise agree.

CWB retained J.P. Morgan Securities LLC and J.P. Morgan Securities Canada Inc. (collectively, “JP Morgan”) as its financial advisor and has received an opinion to the effect that, as of June 11, 2024, and based upon and subject to the various assumptions, limitations, and qualifications set forth in JP Morgan’s written fairness opinion, the Exchange Ratio is fair, from a financial point of view, to Shareholders (other than National Bank).

The board of directors of CWB, having received a unanimous recommendation from a special committee comprised solely of independent directors and after receiving outside legal and financial advice, has unanimously determined that the Transaction is in the best interests of CWB and is fair to Shareholders.

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, please contact:

Monique Petrin Nicholson

Senior Vice President, General Counsel & Corporate Secretary
Canadian Western Bank

Tel: (780) 401-2051

9.	Date of Report

June 17, 2024

Forward-Looking Statements

From time to time, we make written and verbal forward-looking statements. Statements of this type are included in this report and may be included in filings with Canadian securities regulators or in other communications such as media releases and corporate presentations. Forward-looking statements in this report may include, but are not limited to, statements regarding the anticipated timing for the Meeting and the anticipated timing for the completion of the Transaction. Forward- looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may impact”, “goal”, “focus”, “potential”, “proposed” and other similar expressions, or future or conditional verbs such as “will”, “should”, “would” and “could”.

By their very nature, forward-looking statements involve numerous assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations, and conclusions will not prove to be accurate, that our assumptions may not be correct, and that our strategic goals will not be achieved.

Forward-looking statements in this report are based on a number of assumptions and are subject to risk factors, many of which are beyond CWB’s control and the impacts of which are difficult to predict. These factors include, but are not limited to, expected timing of completion of the Transaction and the conditions precedent to the closing of the Transaction (including the required approvals); that the Transaction will be completed on the terms currently contemplated; the accuracy and completeness of public and other disclosure (including financial disclosure) by National Bank; the absence of significant undisclosed costs or liabilities associated with the Transaction; assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information available as of the date hereof; and our ability to anticipate and manage the risks associated with these factors. It is important to note that the preceding list is not exhaustive of possible factors.

Additional information about these and other factors can be found in the Risk Management section of our 2023 Annual MD&A. These and other factors should be considered carefully, and readers are cautioned not to place undue reliance on these forward-looking statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. Any forward-looking statements contained in this document represent our views as of the date hereof. Unless required by securities law, we do not undertake to update any forward-looking statement, whether written or verbal, that may be made from time to time by us or on our behalf. The forward-looking statements contained in this document are presented for the purpose of assisting readers in understanding our financial position and results of operations as at and for the periods ended on the dates presented, as well as our strategic priorities and objectives, and may not be appropriate for other purposes.